EXHIBIT  77G

For the period ending: 09/30/03

File number:  811-05009

DEFAULTS AND ARREARS ON SENIOR SECURITIES


1) El Paso County, Colorado The Powers Boulevard/Drennan Road Local Improvement District 1985-2, 8.875%-9.00% due 9/1/2000
         In default:  Interest
         Nature of default:  District did not make full interest payment.
         Date of default:      September  2000
         Default per $1,000 face:  $90,000

2) Ft. Lupton, Colorado Golf Course Revenue Anticipation Warrants Series 1996A, 8.50% due 12/15/2015 In default: Interest
         Nature of default:  District did not make interest payment.
         Date of default: June 2002
         Default per $1,000 face:  $155,000

3) Denver Colorado City and County Special Facilities Airport Revenue United Air Lines Project Series A, 6.785% due 10/1/2032
         In default:  Interest
         Nature of default:  District did not make interest payment.
         Date of default: April 2003
         Default per $1,000 face:  $12,795,000


4)       City of Lisbon North Dakota Series 2001A, 2002C
         (Harvest Board LLC., Project)
         15.00% due 4/1/2011 and 4/1/2005
         In default:  Interest
         Nature of default: District did not make interest payment. Date of default: April 2003
         Default per $1,000 face:  $5,025,000